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                                                              EXHIBIT 5.2


                             W.S. WALKER & COMPANY
                                Attorneys-at-Law
                         Caledonian House, P.O. Box 265
                            George Town, Grand Cayman
                                 Cayman Islands
                     Tel: (345) 949-0100  Fax: (345) 949-7886
                           Internet: walker@candw.ky

                                              Our Ref:  GWP/dw/T183-10663


October 14th, 1998

Triton Energy Limited
Caledonian House, Mary Street
P.O. Box 1043
George Town
Grand Cayman
CAYMAN ISLANDS

Dear Sirs:

This opinion is delivered in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Act"), by Triton Energy Limited, a Cayman Islands company ("Triton") (which Registration Statement incorporates by reference the contents of the Registration Statement on Form S-3 (File No. 333-11703), as amended, of Triton) and which Registration Statement relates to (i) preference shares, par value $0.01 per share, of Triton ("Preference Shares") and (ii) ordinary shares, par value $0.01 per share, of Triton ("Ordinary Shares"), to be issued and sold by Triton from time to time pursuant to Rule 415 under the Act.

For the purposes of giving this opinion, we have examined the documents (the "Documents") listed in Schedule 1 hereto.

In giving this opinion we have relied upon the assumptions set out in
Schedule 2 hereto, which we have not independently verified.

We are Attorneys-at-Law in the Cayman Islands and express no opinion as to any laws other than the laws of the Cayman Islands in force and as interpreted at the date hereof. Except as explicitly stated herein, we express no opinion in relation to any representation or warranty contained in the documents nor upon the commercial terms of the transactions contemplated by the documents.

Based upon the foregoing examinations and assumptions and upon such searches as we have conducted and having regard to legal considerations which we deem relevant, we are of the opinion that under the law of the Cayman Islands:

1. With respect to the Ordinary Shares, when (i) the Board of Directors of Triton or a committee thereof properly empowered (such
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     Board of Directors or committee being hereinafter referred to as the "Triton Board") has taken all necessary corporate action to approve the issuance of and the terms of the offering of the Ordinary Shares and related matters, and (ii) entries have been made in the Register of Members of Triton and certificates representing the Ordinary Shares have been duly executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Triton Board upon payment of the consideration therefor provided for therein, or (b) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Triton Board, for the consideration approved by the Triton Board, the Ordinary Shares will be duly authorized, validly issued, fully paid and non-assessable.

2. With respect to the Preference Shares, when (i) the Triton Board has taken all necessary corporate action to approve the issuance and terms of the Preference Shares, the terms of the offering thereof and related matters, including the adoption of resolutions establishing the terms of such Preference Shares, and (ii) entries have been made in the Register of Members of Triton and certificates representing the Preference Shares have been executed, countersigned, registered and delivered either (a) in accordance with the applicable definitive purchase, underwriting or similar agreement approved by the Triton Board upon payment of the consideration therefor provided for therein, or (b) upon conversion or exercise of any other Security, in accordance with the terms of such Security or the instrument governing such Security providing for such conversion or exercise as approved by the Triton Board, for the consideration approved by the Triton Board, the Preference Shares will be duly authorized, validly issued, fully paid and non-assessable.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is given solely for your benefit and the benefit of your legal advisers acting in that capacity in relation to this transaction and may not be relied upon by any other person without our prior written consent. This opinion is governed by and shall be construed in accordance with the laws of the Cayman Islands.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and all references to our name in the Registration Statement.

                                            Yours faithfully,

                                            /s/ W.S. Walker & Company

                                            W.S. Walker & Company
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                                Schedule 1


1.   The Memorandum and Articles of Association of Triton;

2.   The Registration Statement;

3. The Registration Statement on Form S-3 (File No. 333-11703), as amended, of Triton;

4.   Such other documents as we have considered necessary for the purposes of rendering this opinion.
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                                Schedule 2

                               Assumptions


The opinions hereinbefore given are based upon the following assumptions:

1. There are no provisions of the laws of any jurisdiction outside the Cayman Islands which would be contravened by the execution or delivery of the Documents and that, in so far as any obligation expressed to be incurred under the Documents is to be performed in or is otherwise subject to the laws of any jurisdiction outside the Cayman Islands, its performance will not be illegal by virtue of the laws of that jurisdiction.

2. All authorizations, approvals, consents, licenses and exemptions required by and all filings and other requirements of each of the parties to the Documents outside the Cayman Islands to ensure the legality and validity of the Documents will be duly obtained, made or fulfilled and will remain in full force and effect and that any conditions to which they are subject will be satisfied.

3.   None of the parties to any of the Documents will be

   (a) a "person in Iraq" as that term is defined in The Iraq and Kuwait (United Nations Sanctions) (Dependent Territories) Order 1990 or an "Iraqi person" as defined in The Iraq (United Nations) (Sequestration of Assets) (Dependent Territories) Order 1993 or a person resident in the Republic of Iraq for the purposes of the Caribbean Territories (Control of Gold, Securities, Payment and
        Credits:  Kuwait and Republic of Iraq) Order 1990; or

   (b) a "person connected with Libya" as that term is defined in The Libya (United Nations Sanctions) (Dependent Territories) Order 1992.